Exhibit 5.1

[LETTERHEAD OF KIRKPATRICK & LOCKHART PRESTON GATES ELLIS LLP]

January 16, 2008

Asia Time Corporation Room 1601-1604, 16/F., CRE Centre 889 Cheung Sha Wan Road Kowloon, Hong Kong Attention: Kwong Kai Shun

Re:	Registration Statement on Form S-1 (SEC File No. 333-140692) Registration for Sale of up to 805,000 Shares of Common Stock and Resale of 3,953,365 Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel for Asia Time Corporation, a Delaware corporation (the “Company”), in connection with a registration statement on Form S-1 (File No. 333-140692) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the public offering by the Company of up to 805,000 shares (the “Public Offering Shares”) of the Company’s common stock, $0.0001 par value (the “Common Stock”) and the resale of an aggregate of 3,953,365 shares (the “Resale Shares”) of the Company’s Common Stock which may be sold by the selling stockholders listed in the Registration Statement from time to time. As used in this opinion letter the term “IPO Prospectus” refers to the IPO Prospectus as defined in the Registration Statement in the form first filed with the Commission following the Effective Time pursuant to Rule 424(b) of the rules and regulations under the Securities Act, the term “Resale Prospectus” refers to the Resale Prospectus as defined in the Registration Statement and included in the Registration Statement at the Effective Time, and the term “Effective Time” means the date and the time as of which the Registration Statement, or the most recent post-effective amendment thereto, if any, is declared effective by the Commission.

(A)        The Public Offering Shares consist of (i) 700,000 shares of Common Stock to be sold by the Company in the public offering under the Registration Statement and IPO Prospectus; and (ii) up to 105,000 shares of Common Stock issuable by the Company upon exercise of an over-allotment option of the representative of the underwriters named in the IPO Prospectus under the circumstances described therein.

(B)         The Resale Shares consist of the following:

(i) 2,250,348 shares of Common Stock issuable upon conversion of the Company’s outstanding Series A Convertible Preferred Stock, which were originally issued in a private placement completed by the Company on February 9, 2007 and which are included in the Registration Statement and Resale Prospectus; and

Asia Time Corporation
January 16, 2008

(ii) 1,703,017 shares of Common Stock held by the Company’s stockholders who were stockholders immediately prior to a share exchange transaction completed by the Company on January 23, 2007 and which are included in the Registration Statement and Resale Prospectus.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of this opinion, we have examined the Registration Statement, the Company’s Certificate of Incorporation and Bylaws, each as amended to date, and the corporate action of the Company that provides for the issuance of the Public Offering Shares and Resale Shares. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a Fact Certificate from an officer of the Company.

We have made assumptions that are customary in opinions of this kind, including the assumptions of the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. We have not verified any of those assumptions.

Our opinion set forth below is limited to the Delaware General Corporation Law (the “DGCL”). We are not licensed to practice law in the State of Delaware and, accordingly, our opinions as to the DGCL are based solely on a review of the official statutes of the State of Delaware and the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such statutes and provisions. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws, the laws of any other jurisdiction or the local laws of any jurisdiction.

Based upon and subject to the foregoing, it is our opinion that:

1.            The Public Offering Shares referred to in paragraph numbered (A) above have been duly authorized and when (and, in the case of the Public Offering shares referred to in clause (ii) of such paragraph, if and when) issued by the Company and paid for as described in the Registration Statement and IPO Prospectus, will be validly issued, fully paid and non-assessable;

2.            Of the Resale Shares,

(a)  2,250,348 shares referred to in paragraph numbered (B)(i) above have been duly authorized and when issued upon conversion of the Series A Convertible Preferred Stock in accordance with the terms thereof as described in the Registration Statement and Resale Prospectus, will be validly issued, fully paid and non-assessable; and

(b)  1,703,017 shares referred to in paragraph numbered (B)(ii) above are duly authorized, validly issued, fully paid and non-assessable.

Asia Time Corporation
January 16, 2008

For purposes of our opinion in the paragraph numbered B(i) above, we have with your permission assumed that the Company does not subsequently authorize by action of its board of directors the issuance for some other corporate purpose the Resale Shares previously reserved for issuance upon conversion of the Series A Convertible Preferred Stock.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the related IPO Prospectus and Resale Prospectus. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

/s/ KIRKPATRICK & LOCKHART PRESTON GATES ELLIS LLP

KIRKPATRICK & LOCKHART PRESTON GATES ELLIS LLP